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                                                                       EXHIBIT J

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this pre-effective amendment No. --- under the Securities Act of 1933 and pre-effective amendment No. ---- under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of The Vantagepoint Funds of our report dated February 22, 1999 on our audit of the statement of assets and liabilities as of February 19, 1999 of The Vantagepoint Money Market Fund (one of the portfolios comprising The Vantagepoint Funds).

We also consent to the reference to our Firm under the caption "Legal Counsel and Independent Auditors" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Baltimore, Maryland
February 23, 1999